EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Maria Englund
(212) 843-8270

WELLS REAL ESTATE FUNDS

ANNOUNCES AGREEMENT TO SELL

27-PROPERTY PORTFOLIO FOR $786 MILLION

Sale Will Allow Wells to Optimize Portfolio, Capitalize on Market Gains

ATLANTA (February 28, 2005) – Wells Real Estate Funds announced today that the Wells Real Estate Investment Trust, Inc. (“Wells REIT”), a public nontraded REIT, has entered into an agreement to sell 27 office and industrial properties either wholly or jointly owned by the Wells REIT to Lexington Corporate Properties Trust (NYSE: LXP), a New York-based REIT, for $786 million. The sizable transaction, which is expected to close by the end of April 2005, represents a portion of the portfolio going full cycle, locking in significant market gains for Wells REIT investors.

The approximately 5.1 million square feet of properties committed for purchase were acquired or developed between 1999 and 2003 and are consistent with the company’s investment strategy. A majority of the properties are Class-A office buildings that have single tenants with investment-grade credit ratings. Eastdil Realty, on behalf of the Wells REIT, is brokering this transaction; a complete list of the properties to be sold is provided below.

According to Leo F. Wells III, president of Wells Real Estate Funds, the transaction should benefit both the Wells REIT and the Wells-affiliated joint venture partners participating in this transaction.

“These are all excellent properties which have increased in value, and their sale will create significant returns for our shareholders,” said Mr. Wells. “We view the potential sale as an exercise in effective portfolio management that allows us to fine-tune our investment strategy while capitalizing on today’s attractive investment sales market to capture gains for our shareholders.”

According to Keith D. Allaire, managing director of Robert A. Stanger & Company, Inc., a Shrewsbury, New Jersey-based investment banking firm specializing in nontraded real estate investments, “The Wells REIT’s portfolio sale so early in the life-cycle of the program is virtually unprecedented in the direct participation program industry. Wells is selling selected assets as a result of the strong current capital flow to real estate,” said Allaire. He also noted the favorable reaction of analysts about the assets the portfolio will deliver to the buyer. “Overall, analysts’ comments tend to confirm the quality of Wells’ REIT acquisitions during the past few years,” said Allaire. “Harvesting profits shortly after going through the immense effort of obtaining and planting the seeds requires a detachment from emotion and strong attachment to the best interests of investors,” he concluded.

Properties included in this transaction are:

Major Tenant	Location	Square Feet
Allstate	Indianapolis, IN	89,956
Alstom Power	Midlothian, VA	99,057
AmeriCredit*	Orange Park, FL	85,000
ASML	Tempe, AZ	95,133
AT&T Wireless**	Oklahoma City, OK	128,500
AT&T Wireless	Harrisburg, PA	81,859
Bank of America	Brea, CA	637,503
Capital One	Glen Allen, VA	225,220
DaimlerChrysler	Westlake, TX	130,290
Dana	Farmington Hills, MI	112,480
Dana	Kalamazoo, MI	150,945
Dial	Scottsdale, AZ	129,689
EDS	Des Moines, IA	405,000
Experian	Allen, TX	292,700
Gartner***	Fort Myers, FL	62,400
IKON	Houston, TX	157,790
Ingram Micro	Millington, TN	701,819
ISS	Atlanta, GA	289,000
John Wiley*	Fishers, IN	141,047
Kerr-McGee	Houston, TX	101,111
Kraft	Suwanee, GA	87,219

Lucent	Cary, NC	120,000
Metris	Tulsa, OK	101,100
Nissan	Irving, TX	268,445
PacifiCare	San Antonio, TX	142,500
Transocean	Houston, TX	155,991
Travelers Express	Lakewood, CO	68,165
Total		5,059,919

* Joint venture between Wells Real Estate Fund XIII, L.P. and Wells REIT.

** Joint venture between Wells Real Estate Fund XII, L.P. and Wells REIT.

*** Joint venture between Wells Real Estate Fund XI, L.P., Wells Real Estate Fund XII, L.P., and Wells REIT.

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own over $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells’ use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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